Exhibit 10.3
Execution Copy
[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST TO
THE SECURITIES AND EXCHANGE COMMISSION FOR CONFIDENTIAL TREATMENT.
THE INFORMATION HAS BEEN SEPARATELY FILED WITH THE COMMISSION]
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated November 9, 2007 (the “Effective Date”), and is entered into by and between David S. DePillo (“Executive”), Fremont General Corporation (the “Parent”) and Fremont Investment & Loan (the “Bank”), a wholly-owned subsidiary of Parent. (The Parent and the Bank will be referred to collectively herein as the “Company”).
RECITALS
     WHEREAS, the Company desires to secure the services and employment of Executive; and
     WHEREAS, Executive desires to be employed, upon the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:
1. Effective Date of Agreement
     This Agreement shall be executed and delivered by Executive to the Company and this Agreement shall become effective as of the Effective Date.
2. The Position
     The Executive agrees to be employed (a) as Vice Chairman of the Board and President of Parent, commencing as of the Effective Date, and (b) as Vice Chairman of the Board and President of the Bank upon approval of the Federal Deposit Insurance Corporation (“FDIC”) and the Commissioner of the Department of Financial Institutions for the state of California (“DFI”). The Executive shall be based at either the Parent’s headquarters in Santa Monica, California, the Bank’s headquarters in Brea, California or as otherwise determined by the parties. Notwithstanding the foregoing the Company understands and agrees that Executive may from time to time physically render services from an alternative location; provided, however, that the Executive will generally work out of the Company’s offices.

3. Duties
     During his employment with the Company, Executive will serve the Company and its affiliates faithfully, diligently and to the best of his ability and will devote as much of his business time, energy, experience and talents as is necessary to perform his duties hereunder. During his employment with the Company, Executive shall perform all duties and accept all responsibilities incident to his position as President of Parent as may be reasonably assigned to him from time to time by the Chief Executive Officer. Executive shall also be subject to and shall abide by all policies and procedures of the Company, except to the extent that such policies and procedures conflict with the other provisions of this Agreement, in which case this Agreement shall control.
4. Compensation
     Executive shall be paid the following as compensation for all services to be rendered by Executive pursuant to this Agreement:
     (a) Base Salary. During the Term (as defined in Section 5 hereof), the Company shall pay Executive a base salary (the “Base Salary”), payable in equal biweekly installments, according to the Bank’s normal payroll practices, at an annual rate of Nine Hundred Thousand dollars ($900,000), less all applicable federal, state and/or local taxes and all other authorized payroll deductions. Thereafter, Executive’s Base Salary will be subject to an approximately annual review, and increases (but not reductions, except for reductions made to the Company’s executives generally) may be made to Executive’s Base Salary at any time based upon the review by Parent’s Board of Directors (“Board”) of Executive’s performance and the performance of the Company.
     (b) Annual Bonus. During the Term, the Bank may pay Executive a bonus or bonuses in such amount as and in such a manner as the Board, in its discretion determines is appropriate.
     (c) Restricted Shares. As of the Effective Date, the Parent will grant the Executive an award of 909,091 restricted shares, pursuant to the Parent’s 2006 Performance Incentive Plan. The restricted shares, whether or not vested, will be entitled to dividends if and when such dividends are declared and paid to shareholders of Parent. Subject to acceleration of vesting of such restricted shares as provided in Sections 9 and 10 hereof, one-third of the restricted shares shall become vested on each of the first three anniversaries of the Effective Date; provided, that as of each such vesting date, Executive is employed hereunder and has neither given nor been given a notice of termination of Executive’s employment with Parent or the Bank.
5. Term
     Subject to the terms of this Agreement (including, without limitation, Section 11 hereof), the term of this Agreement (the “Term”) shall commence on the Effective Date and unless earlier terminated pursuant to Sections 8 or 9 shall continue until the third (3rd) anniversary of the Effective Date. Subject to the notice provisions of this paragraph, on the first annual anniversary of the date first above written and each annual anniversary thereafter, the Term of this Agreement may be renewed or extended for one (1) additional year after review and approval by the Board or a duly authorized committee thereof. In the event the Company or the Executive gives written notice to the other party or parties hereto of such party’s or parties’ election not to extend the Term, with such notice to be given not less than ninety (90) days prior to any such anniversary date, then this Agreement shall terminate at the conclusion of its remaining Term. References herein to the Term of this Agreement shall refer to both the initial Term and successive Terms.
6. Expenses
     During the Term, the Bank shall reimburse the Executive for his reasonable expenses incurred in the course of Executive’s duties, in accordance with the procedures and to the extent allowed under applicable policies of the Bank. These expenses shall include transportation between the Executive’s home and the Company’s offices. The Bank shall also provide (or reimburse) the Executive for temporary accommodations while he is working at the Company’s offices.
7. Benefits
     (a) The Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Bank or Parent of general applicability to other executives of the Company, including retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, restricted stock programs, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, if any, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of the Board or any committee administering such plan or program.
     (b) Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or practice.
8. Effect of Death or Disability
     (a) In the event of Executive’s termination of employment by reason of “disability” (as defined from time to time in any applicable disability plan or program of the Company) during the Term, this Agreement shall terminate, subject to any applicable disability plan or program of the Company or federal or state disability or leave laws. Executive shall receive such compensation and benefits (if any) in connection with such termination consistent with the terms of such plans, programs or applicable laws.
     (b) In the event of the Executive’s death, the Bank shall pay to the Executive’s estate an amount, in cash, equal to (a) one hundred percent (100%) of his annual Base Salary at the rate in effect at the time of Executive’s death, payable in a lump sum within thirty (30) days of the Executive’s death, and (b) one hundred percent (100%) of the average Annual Bonus paid to the Executive during the last three (3) fiscal years (or such shorter period if applicable) payable in a lump sum within thirty (30) days of Executive’s death. The Bank will cause to be continued for the Executive’s previously covered dependents’ life, medical and dental coverage that is substantially equivalent to the coverage maintained by the Bank for Executive’s dependants prior to the Executive’s death at no cost to the Executive’s covered dependants. Such coverage shall cease upon the expiration of the remaining Term of this Agreement. If this coverage is not available, the Bank will pay to the Executive’s covered dependants an amount equal to the remaining premiums paid to the carrier for the coverage that was in force prior to the date of Executive’s death for the remaining Term of this Agreement.
9. Termination of Employment and Severance
     (a) General
     (i) Termination by the Company for Cause or by Executive other than for Good Reason. At any time during the Term, the Company may terminate Executive’s employment under this Agreement for “Cause” (as hereinafter defined), or Executive may terminate his employment with the Company other than for “Good Reason” (as hereinafter defined), after which the Company shall pay to the Executive the amount of his accrued but unpaid Base Salary and any unreimbursed reasonable expenses incurred in the performance of Executive’s duties in accordance with the Company’s policies, in each case accrued through such termination date (collectively, the “Accrued Obligations”). Except as set forth in the preceding sentence, the Company shall have no further obligation hereunder to Executive.
     (ii) Termination by the Company or by the Executive Upon Failure to Receive Approval from Regulators or Termination by the Executive Upon Failure of Six Members of the Incumbent Board to Tender their Resignation. If the employment of the Executive is not approved by the FDIC and the DFI (“Regulatory Approval”) by February 12, 2008 (the “Regulatory Deadline”), then (A) the Company may terminate the Executive’s employment hereunder and this Agreement at any time during the ninety (90) business day period immediately following the Regulatory Deadline and (B) the Executive may terminate his employment hereunder and this Agreement effective upon the ninetieth (90th) day following the Regulatory Deadline by giving no less than forty-five (45) days prior written notice to the Company following the Regulatory Deadline. If at least six (6) members of the Incumbent Board (as defined in Section 10 hereof) of Parent and all five (5) members of the Incumbent Board of the Bank have not tendered their resignations or have not otherwise left office by the earlier of (i) one business day following receipt of Regulatory Approval, or (ii) the expiration of the Regulatory Deadline (which shall be deemed to have been satisfied if any such resignation is delivered prior to the Regulatory Deadline but is effective not later than immediately following receipt of Regulatory Approval), then the Executive may terminate his employment hereunder and this Agreement effective upon the ninetieth (90th) day following the Regulatory Deadline by giving no less than forty-five (45) days prior written notice to the Company following the Regulatory Deadline. Upon termination of the Agreement in accordance with either of the prior two sentences, the Company shall pay to the Executive, within ten (10) days of such termination and in lieu of any other severance payment provided in this Agreement or under any other Company plan, policy or arrangement (less all applicable federal, state and/or local taxes and all other authorized payroll deductions): (A) the Accrued Obligations, and (B) subject to the Executive’s continued compliance with the restrictive covenants contained in Sections 11 (other than 11(a)) through 15 of this Agreement and further provided that the Executive signs and returns to the Company a Severance Agreement and General Release of All Claims that is reasonably acceptable (in form and substance) to the Company (“Release”) and such Release has become irrevocable by Executive, then Parent shall vest in full 100,000 shares of the restricted stock grant provided to the Executive in Section 4(c) hereunder and shall pay to Executive a cash payment of $100,000; payable in equal biweekly installments over a twelve (12) calendar-month period, in accordance with the Company’s normal payroll practices.
     (iii) Termination by the Company other than for Death, Disability or Cause or by the Executive following a Qualifying Sale. If prior to the first anniversary of the date hereof, the Bank [*] (a “Qualifying Sale”), then the restricted share award granted to Executive pursuant to Section 4(c) of this Agreement shall vest in full upon the consummation of the Qualifying Sale transaction. If following the consummation of a Qualifying Sale and prior to the first anniversary of the Effective Date, the Executive’s employment is terminated by the Company other than on account of the Executive’s death, disability or for Cause, or the Executive provides written notice of his intent to terminate his employment, for any reason, upon ninety (90) days prior written notice, then in lieu of any other severance payment provided in this Agreement, or other Company plan, policy or arrangement, then the Bank shall make the following payments and benefits available to the Executive following his termination of employment (less all applicable federal, state and/or local taxes and all other authorized payroll deductions): (A) the Accrued Obligations, and (B) subject to the Executive’s continued compliance with the restrictive covenants contained in Sections 11 through 15 of this Agreement, provided, however, that the non-solicitation provisions of Section 11(a) shall remain in force for twelve (12) months following Executive’s termination of employment, and further provided that the Executive signs and returns to the Company the Release and such Release has become irrevocable by Executive, severance compensation equal to (I) the remaining portion of the Base Salary Executive would have received had he worked through the first anniversary of the Effective Date, or through the first fifteen (15) months of this Agreement, if the Qualifying Sale occurs in the 10th, 11th or 12th month of this Agreement, payable in a lump sum within thirty (30) days following such termination date, provided, however, that if the Qualifying Sale does not constitute a change in control event for purposes of Code Section 409A, then the payment will be made in equal biweekly installments over a twelve (12) calendar-month period, in accordance with the Company’s normal payroll practices; and (II) continued health benefits for three (3) years following the Executive’s termination of employment; provided, however, that to the extent the applicable health plan does not permit Executive to continue to participate in the plan during all or a part of such period, the Company shall pay the premiums relating to such continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Except as set forth in this paragraph, the Company shall have no further obligation hereunder to Executive.
     (iv) Termination by Executive for Good Reason or by the Company other than for Death, Disability or Cause. At any time during the Term, if Executive’s employment is

*	Confidential information has been omitted pursuant to a request to the Securities and Exchange Commission for confidential treatment. The information has been separately filed with the Commission.

terminated by Executive for Good Reason, or by the Company for any reason other than Executive’s death, disability or for Cause, the Bank (and Parent with respect to (B)(I) below) shall make the following payments and benefits available to the Executive (less all applicable federal, state and/or local taxes and all other authorized payroll deductions): (A) the Accrued Obligations, and (B) subject to Executive’s continued compliance with the restrictive covenants contained in Sections 11 through 15 of this Agreement and further provided that Executive signs and returns to the Company the Release and such Release has become irrevocable by Executive, severance compensation equal to (I) three hundred percent (300%) of Executive’s annual Base Salary at the rate in effect at the time of termination, payable in equal biweekly installments over a twelve (12) calendar-month period, in accordance with the Company’s normal payroll practices; (II) three hundred percent (300%) of the average Annual Bonus paid to the Executive during the last three (3) fiscal years (or such shorter period if applicable), payable in equal biweekly installments over a twelve (12) calendar-month period, in accordance with the Company’s normal payroll practices; (III) full vesting of the restricted share award granted pursuant to Section 4(c) of this Agreement; (IV) an amount equal to three hundred percent (300%) of the Average Annual Equity Value (defined below) payable in equal biweekly installments over a twelve (12) calendar-month period, in accordance with the Company’s normal payroll practices; (V) in addition to the benefits to which the Executive is entitled under each defined contribution retirement plan of the Company (a “DC Retirement Plan”), the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (i) the amount that would have been contributed thereto by the Company on the Executive’s behalf during the three (3) years immediately following the date of termination, determined (x) as if the Executive made the maximum permissible contributions thereto during such period, (y) as if the Executive earned compensation during such period at a rate equal to the Executive’s compensation (as defined in the DC Retirement Plan) during the twelve (12) months immediately preceding the Date of Termination or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (z) without regard to any amendment to the DC Retirement Plan made subsequent to a Change in Control Event and on or prior to the date of termination, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the excess, if any, of (x) the Executive’s account balance under the DC Retirement Plan as of the date of termination over (y) the portion of such account balance that is nonforfeitable under the terms of the DC Retirement Plan; plus (VI) continued health benefits for three (3) years following the Executive’s termination of employment; provided, however, that to the extent the applicable health plan does not permit Executive to continue to participate in the plan during all or a part of such period, the Company shall pay the premiums relating to such continued coverage under COBRA. For purposes of this Agreement, “Average Annual Equity Value” shall mean the sum of (1) and (2), where (1) equals the average aggregate fair market value (based upon the closing price of the stock on the date of such award), determined as of the date of grant, of all stock, phantom stock or similar awards granted during the three years prior to Executive’s termination, and (2) equals the average fair value (determined as of the date of grant) utilizing the same assumptions as the Parent uses for financial accounting purposes under FAS 123R, of all stock option or similar awards granted to Executive during the three years prior to the termination date, provided, however, that Average Annual Equity Value shall not include the restricted stock grant provided in Section 4(c) of this Agreement. Except as set forth in this paragraph, the Company shall have no further obligation hereunder to Executive.
     (v) Executive may terminate his employment with the Company, whether for Good Reason or not, only by giving the Company thirty (30) days’ advance notice in writing, in accordance with the notice provisions of this Agreement.
     (b) Definitions. For purposes of this Agreement, the following definitions shall apply:
     (i) “Cause” shall mean any of the following: (A) Executive’s engaging in and/or failure to take all appropriate action in response to any acts of fraud, dishonesty, theft, embezzlement, or any other acts or omissions that are harmful or injurious to the Company and/or any of its affiliates; (B) Executive’s willful refusal to perform any of the duties or responsibilities: (I) reasonably assigned to Executive by the Board, (II) otherwise reasonably assigned to Executive through Board adopted policies or procedures of the Company; (C) Executive is removed, permanently prohibited, suspended and/or temporarily prohibited from participating in the conduct of the Parent’s or Bank’s affairs by a notice or order served under §8(e)(3), (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3), (e)(4) and (g)(1)); (D) Executive’s commission of, indictment, or conviction for, any felony, including any plea of guilty or nolo contendere or placement in a pretrial diversion program; (E) Executive’s material violation of any policies or procedures of the Company and/or any of its affiliates that adversely affects the Company; and/or (F) Executive’s breach of any of the material terms of this Agreement or any other agreement that Executive now has or later has with the Company and/or any of its affiliates and failure to cure such breach of this subpart (F) within thirty (30) days following Executive’s receipt of written notice of such breach from the Board.
     (ii) “Good Reason” shall mean Executive’s termination of his employment following the Executive’s giving notice of his voluntary resignation within thirty (30) days after the occurrence of any of the following, without Executive’s written consent: (A) a material reduction in Executive’s base salary or aggregate benefits, (B) a material demotion in position accompanied by a material reduction in job duties and responsibilities, (C) a material breach by the Company of any of its obligations under this Agreement, or (D) a relocation of Executive’s principal place of employment by more than 30 driving miles from its location at the Effective Date unless such relocation results in Executive principal place of employment being closer to Executive’s primary residence, and in each of subparts (A), (B), (C) or (D) of Section 9(b)(ii) above, a failure by the Company to cure such breach within thirty (30) days following receipt of written notice from Executive of such breach.
10. Change in Control Event.
     Upon the occurrence of a Change in Control Event (as defined below), all outstanding, unvested equity awards shall vest in full. For purposes of this Agreement, a “Change in Control Event” means the occurrence of any of the following after the Effective Date:

     For purposes of this Agreement, a “Change in Control Event” of the Bank or Parent shall mean an event of a nature that: (i) would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) results in a Change in Control Event of the Bank or Parent within the meaning of the Federal Deposit Insurance Act and the rules and regulations promulgated by the applicable banking regulators, as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the applicable banking regulators, the Board of Directors shall substitute its judgment for that of the applicable banking regulators); or (iii) without limitation such a Change in Control Event shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or Parent representing 20% or more of the Bank’s or Parent’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by Parent and any voting securities purchased by any employee benefit plan of the Bank or Parent, (B) individuals who constitute the Board of Directors as of the close of business on November 8, 2007 (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by Parent’s stockholders was approved by a Nominating Committee solely comprised of members who are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; provided, however, that the resignations of members of the Board of Directors, contemplated in Section 9(a)(ii) hereof, shall not constitute a Change in Control Event, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Parent or similar transaction occurs or is effectuated in which the Bank or Parent is not the resulting entity.
11. Non-Solicitation, Non-Competition and Non-Disclosure of Confidential Information
     (a) Executive agrees that, during the Term and for a period of eighteen (18) months immediately following the termination of Executive’s employment with the Company for any reason, Executive shall not disrupt, damage, impair or interfere with the business of the Company and/or any of its affiliates, whether by way of interfering with or raiding their employees, disrupting their relationships with any prospective (to Executive’s knowledge) or current customers, clients, depositors, borrowers, brokers, lenders, suppliers, service providers, employees, agents, representatives, and/or shareholders of the Company or any of its affiliates (hereinafter collectively referred to as “Business Contacts”), or otherwise. Nor shall Executive during the same period either directly or indirectly solicit, induce, recruit, or encourage to leave the employment of the Company and/or any of its affiliates for any reason and/or to perform work for a competitor of the Company and/or any of its affiliates (as an employee, independent contractor, or otherwise) (such conduct is collectively referred to as “solicitation”) any person who is then employed by the Company and/or any of its affiliates or who left the employ of the Company and/or any of its affiliates less than one (1) year prior to the solicitation.
     (b) During the Term, Executive shall not, either directly or indirectly, without written consent of the Company, in any state in the United States in which the Company is doing “Business”

(as defined below) at the time Executive’s employment with the Company terminates: (i) engage in the business of deposit gathering sourced through retail branch banks and real estate mortgage origination and servicing or providing any other services or products that the Company offers as of the time Executive’s employment terminates (the “Business”); (ii) enter the employ of, or render any consulting or any other services to, any entity that is principally engaged in the Business; or (iii) become interested in any such entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity; provided, further, however, that Executive and the Company agree that it will not be a breach of this Section 11 for Executive to continue his investment, sponsorship and management of the Vitruvian Financial Partners, LP, including all affiliated entities and successors thereto.
     (c) Executive acknowledges that, in his employment hereunder, he will occupy a position of trust and confidence with the Company and/or its affiliates. Executive agrees that Executive shall not, except as may be required to perform his duties hereunder, with the written consent of the Company or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive’s unauthorized disclosure, use, disclose or disseminate any trade secrets, confidential information or any other information of a secret, proprietary, confidential or generally undisclosed nature (hereinafter collectively referred to as “Confidential Information”) relating to the Company and/or any of its affiliates, or their respective businesses, contracts, projects, proposed projects, revenues, costs, operations, methods or procedures. Executive acknowledges that said information is specialized, unique in nature and of great value to the Company and/or its affiliates, and that such information gives the Company and/or its affiliates a competitive advantage in their businesses.
     (d) For purposes of this Section 11, Confidential Information shall not include information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive; (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company) that is not known by Executive, after reasonable investigation, to be bound by a confidential relationship with the Company; or (iii) is required to be disclosed by law, court order or other legal process.
     (e) Executive acknowledges and agrees that (a) the Confidential Information referred to in this Agreement and (b) the relationships with the Business Contacts referenced in this Agreement each are of substantial value to the Company and/or its affiliates and that a breach of any of the terms and conditions of this Agreement relating to those subjects would cause irreparable harm to the Company and/or its affiliates, for which the Company and/or its affiliates would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Company and/or any of its affiliates under this Agreement or otherwise, the Company and/or its affiliates shall be entitled to appropriate equitable relief to specifically enforce Executive’s duties and obligations under this Agreement, or to enjoin any breach of this Agreement, without the need to post a bond or other security and without the need to demonstrate special damages.

     (f) Executive and the Company intend that: (i) this Section 11 shall be construed as a series of separate covenants; (ii) if any portion of the restrictions set forth in this Section 11 should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (iii) Executive declares that the territorial and time limitations set forth in this Section 11 are reasonable and properly required for the adequate protection of the business of the Company and/or its affiliates. In the event that any such territorial or time limitation is deemed to be unreasonable by an arbitrator or a court of competent jurisdiction, Executive agrees to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed reasonable.
     (g) All of the provisions of this Section 11 are in addition to any other written agreements on the subjects covered herein that Executive may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.
12. Return of Company Property
     Executive agrees, upon the termination of his employment with the Company for any reason, to return all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company and/or its affiliates, and any and all business dealings of said persons and entities. In addition, Executive shall return to the Company all property or equipment that Executive has been issued during the course of Executive’s employment or which Executive otherwise currently possesses, including, but not limited to, any computers, cellular phones, BlackBerries, PDAs, and/or pagers. Executive shall immediately deliver to the Company any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files, materials, property and equipment that are in Executive’s possession. Executive further agrees that Executive will immediately forward to the Company any business information regarding the Company and/or any of its affiliates that has been or is inadvertently directed to Executive following Executive’s last day of employment with the Company. The provisions of this Section 12 are in addition to any other written agreements on this subject that Executive may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.
13. All Developments the Property of the Company
     All confidential, proprietary or other trade secret information, all work performed, and all other ideas, discoveries, inventions, designs, processes, methods and improvements, conceived, developed, or otherwise made by Executive, during his employment with the Company, alone or with others, and in any way relating to the Company’s and/or any of its affiliates’ present or planned businesses or products, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice during the period of Executive’s employment with the Company (“Developments”) shall be the sole property of the Company, provided, however, that such Developments do not include any invention or development that qualifies fully under the provisions of California Labor Code Section 2870 (the text of which is attached hereto as Exhibit

A). Executive further agrees to disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request. Executive agrees to, and hereby does assign to the Company all of Executive’s right, title and interest throughout the world in and to all Developments. Executive agrees that each of the Developments shall constitute a “work made for hire,” as defined in 17 U.S.C. § 101, and hereby irrevocably assigns to the Company all copyrights, patents and any other proprietary rights Executive may have in any Developments without any obligation on the part of the Company to pay royalties or any other consideration to Executive in respect of such Developments. Executive hereby grants to the Company an irrevocable power of attorney to perform any and all acts and execute any and all documents and instruments on behalf of Executive as the Company may deem appropriate in order to perfect or enforce the rights defined in this Section 13. Executive agrees to assist the Company (without charge, but at no cost to Executive) to obtain and maintain for itself such rights, and agrees that such obligation to assist the Company shall continue after the termination of this Agreement. The provisions of this Section 13 are in addition to any other written agreements on this subject that Executive may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.
14. Non-Disparagement of the Company
     During Executive’s employment with the Company and at all times thereafter, Executive and the Company agree, to the fullest extent permissible by law, not to make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal, direct or indirect communications that are or could be harmful to or reflect negatively on the Executive or on the Company and/or any of its affiliates and/or their businesses, or that are otherwise disparaging of the Executive or the Company and/or any of its affiliates and/or their businesses, or any of their past, present or future officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. The provisions of this Section 14 are in addition to any other written agreements on this subject that Executive may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Executive or the Company may have under such agreements.
15. Cooperation in Third-Party Disputes
     At all times during and after Executive’s employment with the Company, Executive shall cooperate with the Company and/or its affiliates and each of their respective attorneys or other legal representatives (collectively referred to as “Attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Parent, the Bank and/or any of its affiliates by any third party. Executive’s duty of cooperation shall include, but shall not be limited to, (a) meeting with the Company’s and/or its affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s knowledge of the matters at issue and recollection of events; (b) appearing at the Company’s and/or its affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive’s then-current employer) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of the matters at issue; and (c) signing at the Company’s and/or its affiliates’ and/or their Attorneys’ request declarations or affidavits that truthfully state the matters of which Executive has knowledge. The Company shall promptly reimburse Executive for Executive’s actual and reasonable travel or other out-of-pocket expenses that Executive may incur in cooperating with the Company and/or its affiliates and/or their Attorneys pursuant to this Section 15. The provisions of this Section 15 are in addition to any other written agreements on this subject that Executive may have with the Company and/or its affiliates, and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.
16. No Conflicts
     Executive represents and warrants to the Company that his acceptance of employment and performance of duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which the Executive is or was a party or of which the Executive is aware and that there are no restrictions, covenants, agreements or limitations on the Executive’s right or ability to enter into and perform the terms of this Agreement.
17. Indemnification
     With respect to any claim, loss, damage or expense (including reasonable attorneys’ fees) arising out of the performance by Executive of his duties as an officer or director of the Company (but excluding any breach or alleged breach of the terms of this Agreement), Executive shall be entitled to indemnification by the Company to the fullest extent permitted by applicable law, including 12 C.F.R. 359, as set forth in the Company’s Bylaws, and to reimbursement under any directors’ and officers’ liability insurance policy of the Company that may be in effect from time to time.
18. Survival of Provisions
     The rights and obligations contained in Sections 8 through 28, inclusive, of this Agreement shall survive the termination or expiration of this Agreement or of Executive’s employment with the Company, and shall be fully enforceable thereafter. Further, all other rights and obligations of the parties hereto, other than those applicable by their express terms only during the Term, shall survive any termination or expiration of this Agreement or of Executive’s employment with the Company, and shall be fully enforceable thereafter.
19. Payments; Withholding Obligations; Internal Revenue Code Section 409A; Taxes
     (a) Each obligation to make a payment under this Agreement that is subject to the limits of 12 C.F.R. 359 shall be subject to the prior approval of the FDIC, together with each payment under any such obligation.
     (b) The Company shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation and/or order.

     (c) Notwithstanding any other provision of this Agreement to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), any payment or benefits otherwise due to Executive upon his termination of employment with the Company shall not be made until and unless such termination from employment constitutes a “Separation From Service,” as such term is defined under Code Section 409A. This provision shall have no effect on payments or benefits otherwise due or payable to Executive or on his behalf, which are not on account of his termination from employment with the Company, including as a result of his death.
     (d) Notwithstanding anything to the contrary in this Agreement, to the extent necessary to comply with Section 409A, any of the benefits described in this Agreement that are due to be paid or provided during the first six (6) months after the date of Executive’s Separation From Service shall, to the extent required to avoid negative tax consequences of Section 409A, be suspended and paid on the day immediately following the six (6) month anniversary of Executive’s Separation From Service.
     (e) It is the intention of the Company and Executive that this Agreement not result in unfavorable tax consequences to Executive under Section 409A; however, the Company and Executive agree to work together in good faith in an effort to comply with Section 409A, including, if necessary and as permitted under Section 409A, amending this Agreement to avoid the imposition of any additional tax pursuant to Section 409A, provided that the Company shall not be required to assume any increased economic burden.
     (f) In the event that, as a result of payments in the nature of compensation to or for the benefit of Executive under this Agreement, and in connection with a Change in Control Event, any state, local or federal taxing authority imposes any taxes on the Executive that would not be imposed but for the occurrence of a Change in Control Event, including any excise tax under Section 4999 of the Code and any successor or comparable provision (other than ordinary income and employment taxes imposed on such payments), then, in addition to the benefits provided for under Sections 9 and 10 of the Agreement, the Company (including any successor to the Company) shall pay to the Executive at least fifteen days prior to the date that such taxes are due, an amount equal to the amount of any such tax imposed or to be imposed on the Executive (the amount of any such payment, the “Excise Tax Reimbursement”). In addition, the Company (including any successor to the Company) shall “gross up” such Excise Tax Reimbursement by paying to the Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether federal, state or local income taxes, excise taxes, special taxes, additional taxes, employment taxes or otherwise) that are or will be payable by the Executive as a result of the Excise Tax Reimbursement being paid or payable pursuant to this sentence, such that after payment of such additional taxes, the Executive shall have been paid on an after-tax basis an amount equal to the Excise Tax Reimbursement. The Company shall, at its own expense, engage an outside accounting firm to calculate for the benefit of Executive the amount of the Excise Tax Reimbursement and the “gross up” for additional taxes described above and provide such calculations to Executive at least sixty (60) days prior to the due date for Executive’s federal return for the calendar year in which such payment is attributable. Executive or his representative shall notify the Company within twenty-one (21) days of receipt of such calculations any discrepancies or proposed adjustments.

20. Successor in Interest
     This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets. Neither this Agreement nor any of the rights or benefits hereunder may be assigned by either party hereto, except to any such aforementioned successor, purchaser, or assignee of the Company. Executive may not assign any of his obligations or duties under this Agreement.
21. Invalid Provision
     The parties understand and agree that if any provision of this Agreement shall, for any reason, be adjudged by any court or arbitrator of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.
22. Arbitration of Disputes
     Except as is necessary for either party to preserve its rights under this Agreement by seeking equitable relief (including the Company’s rights under Section 11 of this Agreement) from a court of competent jurisdiction, the Company and Executive agree that any and all disputes based upon, relating to or arising out of this Agreement, Executive’s employment relationship with the Company and/or the termination of that relationship, and/or any other dispute by and between the Company and Executive, including any and all claims Executive may at any time attempt to assert against the Company, shall be submitted to binding arbitration in Orange County, California, pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures (the “Rules”), provided that the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. Executive acknowledges and agrees that by agreeing to arbitrate claims pursuant to this Section 22, he is irrevocably waiving his right to a jury trial of any and all claims relating to or arising out of this Agreement, Executive’s employment relationship with the Company and/or the termination of that relationship, and/or any other dispute by and between the Company and Executive.
     The arbitrator shall be mutually agreed upon by the parties. If, however, the parties are unable to agree upon an arbitrator, then an arbitrator shall be selected by AAA in accordance with the Rules. The Company and Executive further agree that each party shall pay its own costs and attorneys’ fees, if any; provided, however, that if either party prevails on a claim which affords the prevailing party an award of attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees to the prevailing party, consistent with applicable law. The Company and Executive further agree that any hearing must be transcribed by a certified shorthand reporter, and that the arbitrator shall issue a written decision and award supported by essential findings of fact and conclusions of law in order to facilitate judicial review. Said award and decision shall be issued within thirty (30) days of the completion of the arbitration. Judgment in a court of competent jurisdiction may be had on said decision and award of the arbitrator. For these purposes, the parties agree to submit to the jurisdiction of the state and federal courts located in Orange County, California.
23. Governing Laws
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws rules.
24. Headings
     Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.
25. Interpretation
     Executive and the Company agree that this Agreement shall be deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.
26. Notice
     Any and all notice given hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, or electronic or digital transmission method, upon receipt of telephonic or electronic confirmation; the day after the notice is sent, if sent for next day delivery to a domestic address using a generally recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent as follows:

If to the Parent:	Fremont General Corporation
2425 Olympic Boulevard, 3rd Floor
Santa Monica, CA 90404
Attention:
Fax Number:

If to the Bank:	Fremont Investment & Loan
2727 East Imperial Highway
Brea, CA 92801
Attention:
Fax Number:

With copies to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attn: William S. Rubenstein, Esq.
Fax: (917) 777-2642

If to Executive:	David S. DePillo
To the address shown in the Company’s personnel records.

With copies to:	Patton Boggs LLP
2550 M Street, N.W.
Washington, DC 20037
Attn: Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 457-6315
Any party may change its address and/or facsimile number for notice purposes by duly giving notice to the other party pursuant to this Section.
27. Entire Agreement; Amendment
     This Agreement represents the entire agreement and understanding between the parties and, except as expressly stated in this Agreement, supersedes any prior agreement, understanding or negotiations respecting such subject between Executive and the Company. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Executive and a duly authorized director of the Company.
28. Waiver
     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
29. Counterparts
     This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which copies shall constitute an original. A facsimile signature shall be deemed to be the same as an original signature.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement on the day and year first written above.

EXECUTIVE

/s/ David S. DePillo

David S. DePillo

FREMONT GENERAL CORPORATION

By:	/s/ Alan Faigin

Its:	S.V.P.

FREMONT INVESTMENT & LOAN

By:

Its:

EXHIBIT A
Section 2870 of the California Labor Code provides as follows:
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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